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                         AUTHENTIC FITNESS CORPORATION
                     CALCULATION OF INCOME PER COMMON SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                         SECOND QUARTER ENDED                 SIX MONTHS ENDED
                                                        ----------------------------    ----------------------------
                                                        DECEMBER 30,    DECEMBER 31,    DECEMBER 30,    DECEMBER 31,
                                                            1995            1994            1995            1994
                                                        ------------    ------------    ------------    ------------
Net income (loss)                                        $   (1,164)     $    4,454      $   (1,011)     $    8,519
Weighted average number of shares of common stock        -----------     ----------      -----------     -----------
  outstanding during the period                          -----------     ----------      -----------     -----------
Shares outstanding at the beginning of the period        17,789,104      17,724,438      17,789,104      17,724,438
Shares sold in public offering (2,500,000) completed
  October 19, 1996                                        1,950,549              --         975,275              --
Weighted average shares outstanding due to option
  exercised during the period                                    --                          38,280          43,960
Common stock equivalents:
     Series A Warrants(1)                                   266,348       3,618,358       2,538,843       3,618,358
     Option shares outstanding using the treasury
       stock method                                              --         370,376         690,403         313,876
                                                        ------------    ------------    ------------    ------------
Weighted average number of shares of common stock
  outstanding                                            22,006,001      21,713,172      22,031,905      21,700,632
                                                        ------------    ------------    ------------    ------------
                                                        ------------    ------------    ------------    ------------
Net income per common share                              $    (0.06)     $     0.21      $     0.05      $     0.30
                                                        ------------    ------------    ------------    ------------
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(1) Reflects  the  purchase of  one half  of the  Series A  Warrant representing
    1,806,179 shares of common stock  from General Electric Capital  Corporation for $20 share or $36,183,580 on September 13, 1996.